May 28, 2013

Mr. Xavier Zang

2467 21st Ave.
San Francisco, CA 94116

Dear Xavier,

On behalf of ZipRealty, Inc. (the "Company"), I am pleased to invite you to join the Company as President, Powered by Zip. In this position, you will report directly to me and you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. This offer is contingent on you being able to satisfactorily clear our background check.

The terms of this offer of employment are as follows:

1. Compensation. The Company will pay you an annual salary of $275,000, payable on a semi-monthly basis, in accordance with the Company's standard payroll policies. Furthermore, you will be eligible to participate in all employee benefit programs currently adopted by the Company.

2. Bonus. For fiscal year 2013, you are eligible to earn an Incentive Payment equal to 35% of your annual base salary upon achievement of “Target Goals,” or in an amount greater than 35% of your annual base salary if you exceed such Target Goals, pursuant to metrics that we will agree upon within sixty (60) days of your start date. The Target Goals shall be subject to the approval of the Compensation Committee of the Board of Directors.

3. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards or compensation other than as may otherwise be available in accordance with applicable law.

4. Proprietary Information Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company’s standard form of Employee Proprietary Information Agreement.

5. Health and Welfare. You will be eligible to participate in our medical, dental, life insurance/AD&D and long-term disability insurance plan. Eligible employees may enroll on the first of the month following their first day of employment.

6. 401 (k) Qualified Retirement Plan. The Company provides eligible employees a 401 (k) Qualified Retirement plan. Eligible employees may enroll on the first day of the month following the date of employment.

7. Paid Time Off (PTO). As an Officer of the Company, you will earn 16 hours of PTO for each month worked. PTO may be carried over to the following year, up to a maximum of one and one-half of your monthly accrual rate times twelve. PTO can be used as vacation time, as sick time, or to take care of personal matters.

8. Change of Control and Indemnification Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company’s standard form of Change of Control and Indemnification Agreement.

9. Stock Option Grant. We will recommend to the Compensation Committee of the Board of Directors and the Board of Directors of the Company that you be granted a stock option entitling you to purchase up to 350,000 shares of Common Stock of the Company at the then current fair market value and as approved by the Compensation Committee at the next meeting of the Board of Directors. This stock option will be subject to the terms and conditions of the Company’s Equity Incentive Plan and Stock Option Agreement, including vesting requirements. The current vesting schedule for stock options provides for 25% vesting after one year, with the remaining 75% vesting monthly over the subsequent three-year period, subject to you remaining in a continued service relationship with the Company.

10. Restricted Stock Award. We will recommend to the Compensation Committee of the Board of Directors and the Board of Directors of the Company that you be awarded 30,000 shares of restricted stock, as approved by the Compensation Committee at the next meeting of the Board of Directors. This award will be subject to the terms and conditions of the Company’s Equity Incentive Plan and Restricted Stock Award Agreement. We will recommend vesting in full of the restricted stock award on March 31, 2014, subject to your remaining in a continued service relationship with the Company. Upon vesting, 50% of the restricted stock grant will be subject to a mandatory one-year holding period as set forth in the Company’s Corporate Governance Guidelines.

11. Employee Classification. Your position is classified as exempt pursuant to the Fair Labor Standards Act (FLSA) and current applicable state laws.

12. General. This offer letter, when signed by you, sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral. This agreement can only be amended in a writing signed by you and an officer of the company. Any waiver of a right under this agreement must be in writing. This agreement will be governed by California law.

Xavier, I believe ZipRealty has a promising future, and it requires talented, dedicated and motivated people like you to make it successful. We are delighted that you are interested in becoming a part of the Zip Team. If the foregoing terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to me. This offer will terminate if not accepted on or before June 3, 2013.

We look forward to you joining our team!

Sincerely,

ZipRealty, Inc.

/s/ Lanny Baker

Lanny Baker

President & Chief Executive Officer

AGREED AND ACCEPTED:

Xavier Zang: /s/ Xavier Zang

Date: May 28, 2013